Exhibit 10.5

CONSULTING AGREEMENT

This CONSULTING AGREEMENT made this 16th day of November 2006 effective as from January 24, 2006, by and between Simon Goldberg and Razi Mireskandari both partners of Simons Muirhead and Burton Solicitors whose address is 50 Broadwick Street, London, England SW1 United Kingdom (hereinafter referred to as "Consultant") and Information Systems Associates, Inc. a Florida corporation with offices at 2120 Danforth Circle, Palm City, FL 34990 (hereinafter referred to as the "Company")

WHEREAS, the Company desires to obtain the benefit of the services of Consultant to provide the services hereinafter set forth during a one year period commencing January 24, 2006 and ending January 23, 2007 at the rate of compensation set forth herein; and

WHEREAS, the Consultant has agreed to render such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and the acts herein described, it is agreed between the parties as follows:

1.
The Company hereby engages and retains Consultant and Consultant hereby agrees to render services and advice to the Company for a one (1) year period commencing January 24, 2006 and ending January 23, 2007.

2.
The services to be rendered by Consultant shall consist of giving relevant legal advice and opinions to the Company where Company requires advice under UK law. Consultant shall have the sole discretion as to the form, manner, and place in which said advice shall be given and the amount of time to be devoted to serve under this Agreement. The Company will rely on the Consultant to work as many hours as may be reasonably necessary to fulfill Consultant's obligations under this Agreement. Except as provided hereinafter, an oral opinion by the Consultant to the Company shall be considered sufficient compliance with the requirements of this paragraph. Consultant shall devote to the Company only such time as it may deem necessary, and when reasonably requested by the Company, and shall not by this agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for or on behalf of persons, firms, or corporations other than the Company. The Company recognizes the Consultant provides services to other clients.

3.
The Company shall compensate the Consultant by the issuance of 100,000 sharess of its common stock, to be registered under a Registration Statement on Form SB-2 or any other available form as soon as is practicable after the execution and delivery of this Agreement. The Consultant shall pay all "out of-pocket" expenses in connection with the services rendered and shall not be entitled to reimbursement from the Company unless authorized in writing in advance.

4.	The Company will not provide support services, including office space and secretarial services, for the benefit of the Consultant.
5.	The Consultant and the Company recognize that the Consultant's Services will include working on various projects for the Company where appropriate.
6.
It is understood by the parties that the Consultant is as independent contractor with respect to the Company, and not an employee. The Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Consultant.

7.
The Company recognizes that the Consultant has or may have access to the Company's proprietary information ("Information") which are valuable, special and unique assets of the disclosure of the information, the Consultant agrees that the Consultant will not at any time or in any manner, either directly or indirectly, use any Information for the Consultant's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Company. The Consultant will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of the Agreement.

8.	The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.
9.
Upon termination of this Agreement, the Consultant shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Consultant's possession or under Consultant's control and that are the Company's property or relate to the Company's business.

10.
All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage, prepaid, addressed as follows:

1

IF for the Company:

Information Systems Associates, Inc.
2120 Danforth Circle
Palm City, FL 34990

Attn. Joseph Coschera

IF for the Consultant:

Simons Muirhead and Burton
50 Broadwick Street
London SW1 England UK

Attn. Mr. Simon Goldberg

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

11.
This instrument contains the entire agreement of the parties. There are no representations or warranties other than as contained herein, and there shall not be any liability to Consultant for any service rendered to the Company pursuant to this agreement. No waiver or modification hereof shall be valid unless executed in writing with the same formalities as this Agreement. Waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any other subsequent breach, whether of like or of a different nature.

12.
The Agreement shall be construed according to the laws of State of Florida as they are applied to agreements executed and to be performed entirely within such Sate and shall be binding upon the hereto, their successors and assigns.

/s/ Simon Goldberg
Simon Goldberg
for and on behalf of Simons Muirhead and Burton

INFORMATION SYSTEMS ASSOCIATES, INC.

/s/ Joseph Coschera, President
Joseph Coschera, President